Form N-17f-2


Certificate of Accounting of Securities and Similar Investments in the Custody
                    of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
- ------------------------------------------------------------------------------
1. Investment Company Act File Number:         Date Examination Completed:
    811-5037                                   June 30, 1998
- ------------------------------------------------------------------------------

2.  State Identification Number: N/A

AL   AK   AZ   AR    CA   CO   CT   DE        DC      FL       GA

HI   ID   IL   IN    KS   KY   LA   ME        MD      MA

MI   MN   MS   MO    MT   NE   NV   NH        NJ      NM       NY

NC   ND   OH   OK    OR   PA   RI   SC        SD      TN       TX

UT   VT   VA   WA    WV   WI   WY   PUERTO RICO
- ------------------------------------------------------------------------------
3.  Exact name of Investment Company as specified in registration statement

     Professionally Managed Portfolios (on behalf of its series designated Boston Balanced Fund)

- ------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

     Professionally Managed Portfolios  Boston Balanced Fund
     479 West 22nd Street                United States Trust Company of Boston
     New York, NY 10011                      40 Court Street
                                                  Boston, MA 02108

                     United States Trust Company of Boston
                             Investment Management

              Management Statement Regarding Certain Provisions of
                       the Investment Company Act of 1940


We, as members of management and custodian of Boston Balanced Fund (the "Fund"), are responsible for complying with the requirements of subsections (b) and ( c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and ( c) of Rule 17f-2 as of June 30, 1998. Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and ( c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1998, with respect to securities reflected in the investment account of the Fund.

United States Trust Company

By:


xLucia Santini
Lucia Santini
Senior Vice President

                                    ARTHUR ANDERSEN LLP

                           Report of Independent Public Accountants

To the Board of Trustees of Professionally Managed Portfolios on behalf of its series designated Boston Balanced Fund and the Securities and Exchange
Commission:

We have examined  management's  assertion about the Boston Balanced Fund's
(the "Fund") compliance with certain rules under the Investment Company Act of 1940 (the "Act") as of June 30, 1998, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Act. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1998:

         -Confirmation of all securities held by the Bank of New York

         -Confirmation of money market fund shares held by CoreStates Bank on behalf of SEI Shareholder Services

         -Reconciliation of all such securities to books and records maintained by the United States Trust Company utilizing SEI.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with certain provisions of Rule 17f-2 of the Act as of June 30, 1998 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Fund and the Securities and Exchange Commission and should not be used for any other purpose.


                                                     x ARTHUR ANDERSEN LLP

                                                     ARTHUR ANDERSEN LLP

Boston, Massachusetts
September 9, 1998

                                            Form N-17f-2


Certificate of Accounting of Securities and Similar Investments in the Custody
                of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
- ------------------------------------------------------------------------------
1. Investment Company Act File Number:         Date Examination Completed:
    811-5037                                   May 31, 1998
- ------------------------------------------------------------------------------

2.  State Identification Number: N/A

AL   AK   AZ   AR    CA   CO   CT   DE        DC      FL       GA

HI   ID   IL   IN    KS   KY   LA   ME        MD      MA

MI   MN   MS   MO    MT   NE   NV   NH        NJ      NM       NY

NC   ND   OH   OK    OR   PA   RI   SC        SD      TN       TX

UT   VT   VA   WA    WV   WI   WY   PUERTO RICO
- ------------------------------------------------------------------------------
3.  Exact name of Investment Company as specified in registration statement

     Professionally Managed Portfolios (on behalf of its series designated Boston Balanced Fund)

- ------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

     Professionally Managed Portfolios     Boston Balanced Fund
     479 West 22nd Street                  United States Trust Company of Boston
     New York, NY 10011                         40 Court Street
                                                Boston, MA 02108

                           United States Trust Company of Boston
                              Investment Management

                  Management Statement Regarding Certain Provisions of
                           the Investment Company Act of 1940


We, as members of management and custodian of Boston Balanced Fund (the "Fund"), are responsible for complying with the requirements of subsections (b) and ( c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and ( c) of Rule 17f-2 as of June 30, 1998. Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and ( c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1998, with respect to securities reflected in the investment account of the Fund.

United States Trust Company

By:


xLucia Santini
Lucia Santini
Senior Vice President

                                    ARTHUR ANDERSEN LLP

                           Report of Independent Public Accountants

To the Board of Trustees of Professionally Managed Portfolios on behalf of its series designated Boston Balanced Fund and the Securities and Exchange
Commission:

We have examined  management's  assertion about the Boston Balanced Fund's
(the "Fund") compliance with certain rules under the Investment Company Act of 1940 (the "Act") as of May 31, 1998, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Act. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1998:

         -Confirmation of all securities held by the Bank of New York

         -Confirmation of money market fund shares held by CoreStates Bank on behalf of SEI Shareholder Services

         -Reconciliation of all such securities to books and records maintained by the United States Trust Company utilizing SEI.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with certain provisions of Rule 17f-2 of the Act as of May 31, 1998 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Fund and the Securities and Exchange Commission and should not be used for any other purpose.


                                                     x ARTHUR ANDERSEN LLP

                                                     ARTHUR ANDERSEN LLP

Boston, Massachusetts

                                  Form N-17f-2


Certificate of Accounting of Securities and Similar Investments in the Custody
                of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
- ------------------------------------------------------------------------------
1. Investment Company Act File Number:         Date Examination Completed:
    811-5037                                   October 31, 1997
- ------------------------------------------------------------------------------

2.  State Identification Number: N/A

AL   AK   AZ   AR    CA   CO   CT   DE        DC      FL       GA

HI   ID   IL   IN    KS   KY   LA   ME        MD      MA

MI   MN   MS   MO    MT   NE   NV   NH        NJ      NM       NY

NC   ND   OH   OK    OR   PA   RI   SC        SD      TN       TX

UT   VT   VA   WA    WV   WI   WY   PUERTO RICO
- ------------------------------------------------------------------------------
3.  Exact name of Investment Company as specified in registration statement

     Professionally Managed Portfolios (on behalf of its series designated Boston Balanced Fund)

- ------------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)

     Professionally Managed Portfolios   Boston Balanced Fund
     479 West 22nd Street                 United States Trust Company of Boston
     New York, NY 10011                       40 Court Street
                                              Boston, MA 02108

                           United States Trust Company of Boston
                              Investment Management

                  Management Statement Regarding Certain Provisions of
                           the Investment Company Act of 1940


We, as members of management and custodian of Boston Balanced Fund (the "Fund"), are responsible for complying with the requirements of subsections (b) and ( c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and ( c) of Rule 17f-2 as of October 31, 1997. Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and ( c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 1997, with respect to securities reflected in the investment account of the Fund.

United States Trust Company

By:


xLucia Santini
Lucia Santini
Senior Vice President

                                    ARTHUR ANDERSEN LLP

                           Report of Independent Public Accountants

To the Board of Trustees of Professionally Managed Portfolios on behalf of its series designated Boston Balanced Fund and the Securities and Exchange
Commission:

We have examined management's assertion about the Boston Balanced Fund's (the "Fund") compliance with certain rules under the Investment Company Act of 1940 (the "Act") as of October 31, 1997, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Act. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 1997:



         -Confirmation of all securities held by the Bank of New York

         -Confirmation of money market fund shares held by CoreStates Bank on behalf of SEI Shareholder Services

         -Reconciliation of all such securities to books and records maintained by the United States Trust Company utilizing SEI.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund was in compliance with certain provisions of Rule 17f-2 of the Act as of October 31, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Fund and the Securities and Exchange Commission and should not be used for any other purpose.


                                                     x ARTHUR ANDERSEN LLP

                                                     ARTHUR ANDERSEN LLP

Boston, Massachusetts